UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2012

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-12658	54-1692118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

451 Florida Street, Baton Rouge, Louisiana 70801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (225) 388-8011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 17, 2012, Albemarle Corporation (the “Company”) announced that the Company plans to exit its existing phosphorous flame retardants business in order to restructure its business portfolio and address underperforming assets. The Company currently produces phosphorus flame retardants, part of its Polymer Solutions business segment, at its Avonmouth, United Kingdom and Nanjing, China manufacturing sites. The proposal to exit the business and cease operations at the Avonmouth, UK site is subject to consultation with its employees, which has begun. In addition, the process to cease operations at the Nanjing, China site has also begun.

As a consequence of these plans, the Company would expect to incur a one-time pre-tax accounting charge in the range of $100 million to $120 million ($80 million to $95 million after income taxes) in the second quarter 2012, which would include estimated pre-tax charges for asset write-downs ($75 million to $85 million), severance ($10 million to $15 million) and other related items. The cash outlay related to these plans is expected to be in the range of $5 million to $15 million. Subject to the conclusion of the consultation process in the UK, production at both facilities will cease upon completion of customer contracts, currently estimated to be no later than the end of the first quarter 2013.

A copy of the press release announcing the exit is filed as Exhibit 99.1 attached to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated May 17, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBEMARLE CORPORATION

Date: May 17, 2012	By:	/s/ Karen G. Narwold
Name: Karen G. Narwold
Title: Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated May 17, 2012.